Exhibit 24.1

POWER OF ATTORNEY

Know all by these presents that Michael J. Bonello, does hereby make, constitute and appoint each of Jessica Nielsen Causey and Thomas Byrne or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of PRA Health Sciences, Inc. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney is deemed to revoke the prior power of attorney related to the matters described above and shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of PRA Health Sciences, Inc., unless earlier revoked in writing. The undersigned acknowledges that Jessica Nielsen Causey and Thomas Byrne are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

	By:	/s/ Michael J. Bonello
Michael J. Bonello

Date: January 28, 2019